Exhibit 10.1

NONQUALIFIED STOCK OPTION AGREEMENT
PURSUANT TO THE
JUNO LIGHTING, INC. 1999 STOCK AWARD AND INCENTIVE PLAN

     This Nonqualified Stock Option Agreement (the "Option Agreement") is made and entered into as of                    ,             (the "Date of Grant"), by and between Juno Lighting, Inc., a Delaware corporation (the "Company"), and                     (the "Optionee"). Capitalized terms not defined herein shall have the meaning given to them in the Juno Lighting, Inc. 1999 Stock Award and Incentive Plan (the "Plan").

     1.     Definitions. The following definitions are used herein:

          (a)     $52.17 Price Event" means the first to occur of the following: (1) a Public Offering pursuant to which the Stock of the Company is sold for at least $52.17 per share, but less than $62.17 per share; or (2) a Change in Control pursuant to which the Stock of the Company is sold for at least $52.17 per share, but less than $62.17 per share.

          (b)     "$62.17 Price Event" means the first to occur of the following: (1) a Public Offering pursuant to which the Stock of the Company is sold for at least $62.17 per share; or (2) a Change in Control pursuant to which the Stock of the Company is sold for at least $62.17 per share.

          (c)     "Cause" means (i) any act of theft, dishonesty, embezzlement or misappropriation against the Company or any Affiliate, (ii) any conviction of, or guilty plea or plea of nolo contendere to, any felony or other crime involving moral turpitude, fraud or dishonesty, (iii) any failure to (A) substantially perform the duties of the Optionee's terms of employment, or (B) cure any noncompliance, within thirty (30) days' written notice of such noncompliance, with any material directive of the Board or any executive officer or with any established policy or procedure of the Company and/or any Affiliate, as applicable to the Optionee, or (iv) any act or omission constituting willful or material breach of a fiduciary obligation or any malfeasance, negligence, incompetence or willful or gross misconduct relating to the business of the Company or any Affiliate or the performance of the Optionee's duties of employment, in the case of clauses (i), (ii), (iii) and (iv), as determined by the Board in good faith. Notwithstanding the foregoing, solely for purposes of Section 9 hereof, "Cause" shall have the meaning set forth above, except that the "Company" shall also refer to the Acquiror, and the "Board" shall also refer to the Board of Directors of the Acquiror each place such terms appear therein.

          (d)     "CIC Price Event" means a Change in Control pursuant to which the Stock of the Company is sold for at least $52.17 per share.

          (e)     "Disability" has the same meaning set forth in the Company's long-term disability plan as in effect as of the date of the grant of the Option, or thereafter implemented or, if at any time no such plan exists, means a physical or mental disability that, in the good-faith determination of the Committee, renders the Optionee incapable of performing his full-time duties for a period of six (6) months or more within any twelve (12) month period.

          (f)     "Forfeiture Event" means the first to occur of the following: (1) a Public Offering pursuant to which the Stock of the Company is sold for less than $52.17 per share; or (2) a Change in Control pursuant to which the Stock of the Company is sold for less than $52.17 per share.

          (g)     "Fremont" means Fremont Investors I, L.L.C. and its Affiliates.

          (h)     "Good Reason" means the occurrence (without the Optionee's express written consent) of any of the following: (i) a substantial adverse alteration in the nature or status of the Optionee's responsibilities from those in effect immediately prior to the Escrow Effective Date, (ii) a reduction by the Acquiror in the Optionee's base salary or a failure by the Acquiror to pay any base salary or contractually committed cash bonus payment amounts when due, (iii) a material reduction by the Acquiror of any material employee benefit in effect immediately prior to the Escrow Effective Date that adversely affects the Optionee, except for changes to the employee benefits programs that generally affect all members of the Acquiror's management personnel, or (iv) the requirement by the Acquiror that the principal place of performance of the Optionee's services be at a location more than 50 miles from the Optionee's principal place of performance of services immediately prior to the Escrow Effective Date.

          (i)     "Group" means a group of related Persons as that term is used in Section 13(d) of the Exchange Act, together with any affiliates thereof.

          (j)     "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock.

          (k)     "Price Event" means any of a Forfeiture Event, a $52.17 Price Event or a $62.17 Price Event.

          (l)     "Public Offering" means an offering by the Company or Fremont, after the Date of Grant, of the Company's or Fremont's (as applicable) common stock to the public in a firm commitment underwriting that results in gross proceeds to the Company or Fremont of at least $50,000,000 pursuant to an effective registration statement under the Securities Act or any comparable process under any similar federal statute then in effect.

          (m)     "Public Offering Price Event" means a Public Offering pursuant to which the Stock of the Company is sold for at least $52.17 per share.

          (n)     Equitable Adjustment to Definitions. Upon the occurrence of an event described in the second paragraph of Section 5 of the Plan, the Committee, in its sole discretion, may equitably adjust the following definitions in accordance with such event: $52.17 Price Event, $62.17 Price Event, CIC Price Event, Forfeiture Event and Public Offering Price Event.

     2.     Number of Shares. The Company hereby grants to the Optionee an option (this "Option") to purchase               shares of Stock (the "Option Shares") at an exercise price per share of $20.2517, subject to all of the terms and conditions of this Option Agreement and the Plan. If, as of the Date of Grant, the Plan does not have reserved sufficient shares of Stock to issue the Option Shares, the Option shall be contingent upon the reservation of sufficient shares of Stock under the Plan; the Option shall be void if such shares are not so reserved within six (6) months of the Date of Grant.

     3.     Option Term. The term of the Option and of this Option Agreement shall commence on the Date of Grant and, unless the Option is previously terminated pursuant to Sections 5, 7 or 9 below, shall terminate upon the tenth (10th) anniversary of the Date of Grant (the "Expiration Date").

     4.     General Conditions of Exercise.

          (a)     The Option may not be exercised for a fraction of a share.

          (b)     If the Optionee terminates employment with the Company and all Affiliates, from and after such Termination Date (as defined in Section 7 below), the Option may be exercised, in accordance with Section 7, only with respect to Option Shares that were exercisable as of the Termination Date.

          (c)      Notwithstanding anything in this Option Agreement to the contrary, no portion of the Option shall be exercisable on or after the Expiration Date.

     5.     Additional Conditions of Exercise.

          (a)      Upon a Forfeiture Event that occurs prior to any other Price Event, this entire Option shall terminate and expire. Upon a $52.17 Price Event that occurs prior to any other Price Event, this Option shall terminate and expire as to 0% of the Option Shares. If a $62.17 Price Event occurs prior to any other Price Event, this Option shall remain in full force and effect as to 100% of the Option Shares. Until a Price Event occurs, no portion of this Option shall be exercisable. The Option Shares remaining subject to this Option after application of this Section 5(a) shall be referred to as the "Remaining Option Shares."

          (b)     If a Price Event that is a Public Offering Price Event occurs, the Remaining Option Shares shall become exercisable as to 50% of the Remaining Option Shares on the first (1st) anniversary of such Public Offering Price Event and as to an additional 50% of the Remaining Option Shares on the second (2nd) anniversary of such Public Offering Price Event. If a Change in Control occurs prior to the second (2nd) anniversary of such Public Offering Price Event, the unexercisable portion of the Option shall be subject to the escrow provisions of Section 9 and shall not be exercisable until termination of the Escrow Account (defined in Section 9, below).

          (c)      If a Price Event that is a CIC Price Event occurs, the Remaining Option Shares shall be subject to the escrow provisions of Section 9 and shall be exercisable upon termination of the Escrow Account.

     6.      Method of Exercise of Options.

          (a)      The Option may be exercised by delivering to the Company (1) an executed stock option exercise notice in a form as may be approved by the Committee from time to time (the "Exercise Notice"), which shall set forth, inter alia, (i) the Optionee's election to exercise the Option, (ii) the number of shares of Stock being purchased and (iii) any representations, warranties and agreements regarding the Optionee's investment intent and access to information as may be required by the Company to comply with applicable securities laws, and (2) payment in full of the aggregate exercise price of the shares being purchased.

          (b)      Payment of the aggregate exercise price for Option Shares being purchased and any applicable withholding taxes may be made (i) in cash or by check, (ii) in unrestricted Stock already owned by the Optionee for at least six months on the date of surrender to the extent such Stock has a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Option Shares as to which the Option is to be exercised, (iii) to the extent permitted by law, by having shares of Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price sold by a broker-dealer under circumstances meeting the requirements of 12 C.F.R. Section 220 or any successor thereof, or (iv) by a combination of such methods.

     7.      Effect of Termination of Employment.

          (a)      Upon the termination of the Optionee's employment with the Company and all Affiliates under any circumstances, the Option shall immediately terminate as to any Option Shares that are not exercisable as of the date of such termination (the "Termination Date"). Any portion of the Option that is exercisable as of the Termination Date shall remain exercisable for a period of thirty (30) days following the Termination Date unless the Optionee is terminated by the Company or an Affiliate for Cause; provided that, in the event of termination by reason of the Optionee's death or Disability or in the event of the Optionee's death during such thirty-day period, such exercise period shall extend until the date that is six (6) months from the Termination Date; provided, further, that in no event may the Option be exercised on or after the Expiration Date. Upon expiration of such thirty-day or six-month period, as applicable, any unexercised portion of the Option shall terminate in full. If the Optionee's employment is terminated by the Company or an Affiliate for Cause, no portion of the Option may be exercised following the Termination Date and the Option shall terminate as of the Termination Date.

     (b)      Following a Public Offering Price Event or a CIC Price Event, the Option shall be exercisable as to 100% of the Remaining Option Shares upon termination of the Optionee's employment with the Company and all Affiliates due to the Optionee's death or Disability. Additionally, following a CIC Price Event, the Option shall be exercisable as to 100% of the Remaining Option Shares upon termination of the Optionee's employment with the Company and all Affiliates under the following circumstances: (1) Optionee terminates his or her employment for Good Reason; or (2) Optionee's employment is terminated by the Company or an Affiliate without Cause. The Option shall remain exercisable for the thirty-day or six-month period, as applicable, following the Termination Date as provided in Section 7(a).

     8.      Nontransferability of Option. Except under the laws of descent and distribution (including by instrument to an inter vivos or testamentary trust in which the Option is to be passed to beneficiaries upon the death of the Optionee), the Optionee shall not be permitted to sell, transfer, pledge or assign the Option and this Option Agreement. The Option shall be exercisable, during the Optionee's lifetime, only by the Optionee. Without limiting the generality of the foregoing, except as otherwise provided herein, the Option may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.

     9.      Escrow Arrangement in Connection with a Change in Control.

          (a)      Request for Escrow Account. If the Company is negotiating a transaction that could result in a Change in Control, and a Person or Group who is negotiating an agreement with the Company, the consummation of which would constitute a Change in Control (the "Acquiror"), requests that, with respect to the Optionee, the restrictions described below be placed on the unexercisable portion of the Option as of the Change in Control, then the Company and the Acquiror shall set up an escrow arrangement as described in this Section 9.

          (b)      Escrow Effective Date. The escrow arrangement shall commence on, and be subject to, the consummation of the Change in Control (the "Escrow Effective Date").

          (c)      Appointment of Escrow Agent. Prior to the occurrence of the Change in Control, the Company shall appoint an escrow agent with notice to the Acquiror.

          (d)      Adjustment and Transfer of the Awards by Reason of the Change in Control. The unexercisable portion of the Option, as adjusted in accordance with the Change in Control (the "Adjusted Award"), shall be transferred into the escrow account established hereunder for the Optionee (the "Escrow Account").

          (e)      Election by Optionee. Prior to the occurrence of the Change in Control, with respect to an Adjusted Award other than in the form of cash or cash equivalents, the Optionee shall elect whether to transfer his or her Adjusted Award as is, or to convert the Adjusted Award into its cash value, and transfer the cash value, instead of the Adjusted Award, into the Escrow Account. The escrow agent shall implement the Optionee's elections to convert his or her Adjusted Award as soon as reasonably practicable following such time as all legal, contractual and other applicable restrictions, conditions and waiting periods have lapsed or otherwise been satisfied.

          (f)      Escrow Fees. Escrow fees shall be paid by the Acquiror.

          (g)      Investment of Escrow Account. An Adjusted Award transferred in, or converted to, the form of cash or cash equivalents will be invested in such investments as the escrow agent shall reasonably determine in its sole discretion; all other Adjusted Awards will be transferred in kind and will remain so invested, subject to a subsequent conversion to cash or cash equivalents pursuant to Section 9(e), above, unless the Acquiror permits the Optionee to convert such award into Acquiror securities as described in Section 9(i), below.

          (h)      Distribution Events. Subject to Sections 9(i) and (j), below, the Escrow Account will be distributed to the Optionee on the first to occur of the following events: (i) termination of the Optionee's employment with, or service as a director, consultant or advisor to, the Acquiror or any affiliate thereof by the Acquiror or any affiliate thereof for other than Cause; (ii) termination of the Optionee's employment with, or service as a director, consultant or advisor to, the Acquiror or any affiliate thereof by the Optionee for Good Reason; (iii) termination of the Optionee's employment with, or service as a director, consultant or advisor to, the Acquiror or any affiliate thereof due to Disability; (iv) the death of the Optionee; (v) the second (2nd) anniversary of the Escrow Effective Date, provided the Optionee has been continuously employed by the Acquiror or an affiliate as of such date; or (vi) the second (2nd) anniversary of the Public Offering Price Event, if the Escrow Account was established pursuant to the circumstances described in Section 5(b). In addition, the Acquiror may determine that a distribution event will include the investment by the Optionee in the Acquiror, as described in Section 9(i), below. If the Optionee terminates employment or service prior to the occurrence of any of the foregoing, then all amounts held in the Escrow Account shall be forfeited and shall revert to the Company or such other party or parties designated by the Company.

          (i)      Investment in Acquiror. The Acquiror may, in its sole discretion, provide the Optionee with the opportunity to elect to invest all or any part of the value of the Option to buy securities of the Acquiror either as of the Change in Control or thereafter, subject to such terms and conditions as the Acquiror shall determine. In the event that the Optionee elects to so invest, then the amount invested will not be required to be transferred into the Escrow Account. In addition, the Acquiror may, in its sole discretion, provide that if the Optionee elects to invest consideration received upon the settlement of an Adjusted Award that has already been transferred into the Escrow Account to buy Acquiror securities, then the Acquiror securities so purchased will be distributed to the Optionee from the Escrow Account. Notwithstanding the foregoing, with respect to Acquiror securities obtained by the Optionee pursuant to the foregoing, the Acquiror may impose such restrictions, including restrictions on transferability, that the Acquiror deems appropriate.

          (j)      Taxable Event. In the event that the accountants of the Company or the Acquiror, or any governmental authority determines that the Optionee has a taxable event relating to all or any part of an Adjusted Award, then the Acquiror shall release from the Escrow Account an amount, in cash (or converted into cash), sufficient to pay the applicable tax due by the Optionee; provided, however, that no such amounts shall be released from the Escrow Account to the extent that the tax liability resulting from such taxable event is satisfied through appropriate withholding or other means.

          (k)      Termination of Escrow Account. The Escrow Account shall terminate upon the earliest to occur of (i) the second (2nd) anniversary of the Escrow Effective Date, (ii) the second (2nd) anniversary of the Public Offering Price Event, if the Escrow Account was established pursuant to the circumstances described in Section 5(b), or (iii) such time as all amounts transferred to the Escrow Account have been distributed or forfeited.

     10.      Investment Representation. The Optionee hereby represents and warrants to the Company that the Optionee, by reason of the Optionee's business or financial experience (or the business or financial experience of the Optionee's professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly), has the capacity to protect the Optionee's own interests in connection with the transactions contemplated under this Option Agreement. Further, the Company may require as a condition of transfer of any Option Shares pursuant to any exercise of the Option that the Optionee furnish a written representation that he or she is purchasing or acquiring the Option Shares for investment and not with a view to resale or distribution to the public.

     11.      Securities Laws Requirements. The Option shall not be exercisable to any extent, and the Company shall not be obligated to transfer any Option Shares to the Optionee upon exercise of such Option, if such exercise, in the opinion the Company upon the advice of counsel, would violate the Securities Act (or any other federal or state statutes having similar requirements as may be in effect at that time). Each certificate representing Option Shares shall bear any legends that may be required by the Company or by any federal or state securities laws. Further, if the Company decides, in its sole discretion, that the listing or qualification of the Option Shares under any securities or other applicable law is necessary or desirable, the Option shall not be exercisable, in whole or in part, unless and until such listing or qualification, or a consent or approval with respect thereto, shall have been effected or obtained free of any conditions not acceptable to the Company.

     12.     Market Stand-Off. The Optionee shall not Transfer any Stock acquired by the Optionee upon exercise of the Option for a period of (i) one hundred eighty (180) days following the closing of an underwritten public offering of equity securities of the Company (an "Offering") and (ii) ninety (90) days after the effective date of any registration statement under the Securities Act (a "Registration") with respect to any subsequent offering or, in each case, (x) such longer period of time as may be reasonably requested by the Company's underwriter in connection with such Offering or Registration and (y) if such Offering or Registration is in connection with a sale or similar corporate transaction, such longer period of time as may be set forth in any lock-up or market stand-off agreement executed by the beneficial owners of at least twenty-five percent (25%) of the outstanding shares of Stock immediately before such sale or similar corporate transaction. The Optionee shall execute and deliver such other agreements as may be reasonably requested by the Company or its underwriter that are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or any representative of the underwriter, the Optionee shall provide, within ten (10) business days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company's securities pursuant to a Registration. The Company may impose stop transfer instructions with respect to the Stock acquired by the Optionee upon exercise of the Option, subject to the foregoing restrictions, until the end of the applicable period.

     13.      Confidentiality. From and after the Date of Grant, the Optionee shall maintain the confidentiality of all non-public information relating to the Company or any Affiliate.

     14.      Noncompetition. The Optionee shall not, for a period beginning on the Date of Grant and ending on the date that is one (1) year following the Termination Date, be an employee, officer, independent contractor or consultant of, or directly or indirectly, start up, own, or participate in the ownership or operation of any business within North America that is competitive with the Business. For purposes of this Option Agreement, "Business" shall mean the business of the Company as conducted or as planned to be conducted as of the Date of Grant and/or the Termination Date and all logical extensions thereof.

     15.     Nonsolicitation. The Optionee shall not, for a period beginning on the Date of Grant and ending on the date that is two (2) years from the Termination Date, directly or indirectly, solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee, independent contractor, consultant, supplier or customer of the Company or any Affiliate to terminate or alter his, her or its relationship with the Company or any Affiliate.

     16.      Notices. All notices and other communications under this Option Agreement shall be in writing and shall be given by facsimile or first class mail, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission by facsimile to the respective parties named below:

                         If to Company:      Juno Lighting, Inc.
                                                       1300 S. Wolf Road
                                                       Des Plaines, IL 60017-5065
                                                       Facsimile: 847-813-8925
                                                       Attn: Corporate Secretary

                         If to the Optionee:     (Optionee Address)

          Either party hereto may change such party's address for notices by notice duly given pursuant hereto.

     17.      Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Option Shares by any holder thereof in violation of the provisions of this Option Agreement or the Certificate of Incorporation or the By-Laws of the Company, will be valid, and the Company will not transfer any of said Option Shares on its books nor will any of said Option Shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

     18.      Withholding Requirements. The Company's obligations under this Option Agreement shall be subject to all applicable tax and other withholding requirements, and the Company shall, to the extent permitted by law, have the right to deduct any withholding amounts from any payment or transfer of any kind otherwise due to the Optionee. With the approval of the Committee, the Optionee may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Stock or by delivering already owned unrestricted shares of Stock, in each case, having a value equal to the minimum amount of tax required by law to be withheld. Such Stock shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash.

     19.      Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Option Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

     20.      Governing Law. This Option Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to the conflict of laws principles thereof.

     21.      Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Option Agreement shall be subject to all terms and conditions of the Plan.

     22.      Nonqualified Stock Option. The Option is intended to be a nonqualified stock option.

     23.      Rights as a Stockholder. Neither the Optionee nor any of the Optionee's successors in interest shall have any rights as a stockholder of the Company with respect to any Stock subject to the Option until the date of issuance of a stock certificate for such shares of Stock.

     24.     Agreement Not a Contract for Services. Neither the Plan, the granting of the Option, this Option Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Optionee has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Affiliate of the Company for any period of time or at any specific rate of compensation.

     25.      Authority of the Committee. The Committee shall have full authority to interpret and construe the terms of the Plan and this Option Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

     26.      Acceptance. The Optionee hereby acknowledges receipt of a copy of the Plan and this Option Agreement. The Optionee has read and understand the terms and provisions thereof, and accepts the Option subject to all the terms and conditions of the Plan and this Option Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Option Agreement on the day and year first above written.

OPTIONEE		JUNO LIGHTING, INC.

By:	By:

Name:	Name:

Title: